                                                               Exhibit 99.(c)(1)


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF JANUARY 19, 1999

                                      AMONG

                        UNITED NEWS & MEDIA GROUP LIMITED

                      UNITED INFORMATION ACQUISITION CORP.

                                       AND

                        AUDITS & SURVEYS WORLDWIDE, INC.

                                TABLE OF CONTENTS

ARTICLE I  THE TENDER OFFER.......................................................................................2

         Section 1.1       The Offer..............................................................................2
         Section 1.2       Company Action.........................................................................3
         Section 1.3       Directors..............................................................................4

ARTICLE II  PRINCIPAL TERMS OF MERGER.............................................................................5

         Section 2.1       Surviving Corporation..................................................................5
         Section 2.2       Certificate of Merger.  ...............................................................5
         Section 2.3       Effective Time.........................................................................5
         Section 2.4       Certificate of Incorporation...........................................................6
         Section 2.5       By-Laws................................................................................6
         Section 2.6       Officers and Directors.................................................................6
         Section 2.7       Approval of Audits Stockholders........................................................6

ARTICLE III  STATUS AND CONVERSION OF SECURITIES..................................................................6

         Section 3.1       Status and Conversion of Audits Shares.................................................6
         Section 3.2       Audits Stock Options...................................................................7
         Section 3.3       Acquisition to Make Cash Available.....................................................7
         Section 3.4       Status and Conversion of Acquisition Shares............................................8
         Section 3.5       Closing of Transfer Books of Audits....................................................9
         Section 3.6       Transfer Taxes.........................................................................9

ARTICLE IV  CERTAIN EFFECTS OF MERGER.............................................................................9

         Section 4.1       Effect of Merger.......................................................................9
         Section 4.2       Further Assurances.....................................................................9

ARTICLE V  REPRESENTATIONS AND WARRANTIES........................................................................10

         Section 5.1       Representations and Warranties by Audits.  ...........................................10
                  (a)      Organization of Audits................................................................10
                  (b)      Authority of Audits...................................................................11
                  (c)      Capitalization........................................................................11
                  (d)      Consents, etc.........................................................................12
                  (e)      Reports and Financial Statements......................................................12
                  (f)      Absence of Certain Changes or Events..................................................13

                  (g)      Tax Matters...........................................................................14
                  (h)      Title to Properties; Absence of Liens and Encumbrances, etc...........................15
                  (i)      Contracts, etc........................................................................16
                  (j)      Litigation............................................................................16
                  (k)      Patents, Copyrights, Trademarks, etc..................................................16
                  (l)      Employee Benefit Plans................................................................17
                  (m)      Financial Advisors....................................................................19
                  (n)      No Failure to Disclose................................................................19
                  (o)      Insider Interests.....................................................................20
                  (p)      Environmental Laws....................................................................20
                  (q)      Director Action.......................................................................20
         Section 5.2       Representations and Warranties by Acquisition and Group Ltd...........................20
                  (a)      Organization of Acquisition and Group Ltd.............................................20
                  (b)      Authority of Acquisition and Group Ltd................................................20
                  (c)      Consents, etc.........................................................................21
                  (d)      Finder's Fee..........................................................................21
                  (e)      Proxy Statement.......................................................................21

ARTICLE VI  COVENANTS AND AGREEMENTS.............................................................................22

         Section 6.1       Covenants and Agreements of Audits....................................................22
                  (a)      Submission to Stockholders............................................................22
                  (b)      Conduct of Business...................................................................22
                  (c)      Stock Options.........................................................................24
                  (d)      No Other Negotiations.................................................................24
                  (e)      Financial Statements..................................................................25
                  (f)      Takeover Statutes.....................................................................25
         Section 6.2       Other Covenants and Agreements........................................................25
                  (a)      Cooperation of Acquisition and Audits.................................................25
                  (b)      Efforts to Consummate Transactions....................................................25
                  (c)      Inducement Agreement..................................................................26
                  (d)      Other Agreements......................................................................26
                  (e)      Covenant of Group Ltd.................................................................26
                  (f)      Antitrust Filings.....................................................................26
                  (g)      Insurance and Indemnification.........................................................26

                  ARTICLE VII  MERGER CONDITIONS.................................................................27

         Section 7.1       Mutual Conditions.....................................................................27
                  (a)      Stockholder Approval..................................................................27
                  (b)      Absence of Restraint..................................................................27
                  (c)      Cutoff Date...........................................................................27


                  (d)      Regulatory Approvals..................................................................27
         Section 7.2       Conditions to Obligations of Acquisition..............................................27

                  (a)      Compliance with Representations, Warranties, Covenants
                           and Agreements........................................................................27
                  (b)      Dissenting Stockholders...............................................................28
                  (c)      No Material Adverse Change............................................................28
         Section 7.3       Conditions to Obligations of Audits...................................................28
                  (a)      Compliance with Representations, Warranties, Covenants
                           and Agreements........................................................................28
                  (b)      Adequacy of Funds.....................................................................28

ARTICLE VIII  TERMINATION........................................................................................29

         Section 8.1       Termination...........................................................................29
         Section 8.2       Effect of Termination.................................................................29

ARTICLE  IX  MISCELLANEOUS.......................................................................................30

         Section 9.1       Extension of Time; Waivers............................................................30
                  (a)      By Acquisition........................................................................30
                  (b)      By Audits.............................................................................30
         Section 9.2       Costs and Expenses....................................................................30
         Section 9.3       Amendments............................................................................30
         Section 9.4       Assignability.........................................................................31
         Section 9.5       Notices...............................................................................31
         Section 9.6       Entire Agreement; Law Governing.......................................................32
         Section 9.7       Publicity and Disclosures.............................................................32
         Section 9.8       Headings..............................................................................32
         Section 9.9       Survival..............................................................................33

                                                                       Agreement
                                                                       Page and Section
Exhibit                       Description                              Reference
-------                       -----------                              ----------------
    A                      Inducement Agreement                        1  Preamble
    B                      Certificate of Incorporation                6  [ss.2.4]
                              of Surviving Corporation
    C                      By-Laws of Surviving Corporation            6  [ss.2.5]
    D                      Form of Employment Agreement                26 [ss.6.2(d)]
                               Amendments
    E                      Joint Press Release                         32 [ss.9.7]


Disclosure                                                                      Agreement
Schedule                                                                        Page and Section
Part                       Description                                          Reference
----------                 -----------                                          ----------------
Part A                     Qualifications to do Business;                       10  [ss.5.1(a)]
                               Subsidiaries
Part B                     Violation of Agreements, Etc.                        11  [ss.5.1(b)]
Part C                     Capitalization                                       11  [ss.5.1(c)]
Part E                     Undisclosed Liabilities                              13  [ss.5.1(e)]
Part F                     Certain Changes or Events                            13  [ss.5.1(f)]
Part G                     Tax Matters                                          14  [ss.5.1(g)]
Part H                     Title Exceptions                                     16  [ss.5.1(h)]
Part I                     Contracts                                            16  [ss.5.1(i)]
Part J                     Pending and Threatened Litigation                    16  [ss.5.1(j)]
Part K                     Patents, Copyrights,
                           Trademarks, Etc.                                     16  [ss.5.1(k)]
Part L                     Employee Benefit Plans                               17  [ss.5.1(l)]
Part O                     Insider Interests                                    20  [ss.5.1(o)]

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (herein "this Agreement") dated as of January 19, 1999 among UNITED NEWS & MEDIA GROUP LIMITED, an English limited company ("Group Ltd."), UNITED INFORMATION ACQUISITION CORP., a Delaware corporation ("Acquisition") and AUDITS & SURVEYS WORLDWIDE, INC., a Delaware corporation ("Audits").

                              W I T N E S S E T H :

                  WHEREAS, the parties hereto desire that United Information Group, Inc., the sole shareholder of Acquisition ("Group Inc."), acquire Audits, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

                  WHEREAS, in furtherance thereof, it is proposed that Acquisition will make a cash tender offer (the "Offer") to acquire all outstanding shares of Common Stock, par value $.01 per share, of Audits (referred to collectively as the "Audits Shares" and individually as an "Audits Share"), for $3.24 per Audits Share, or such higher price as may be paid if the Offer is amended, net to the seller in cash (the "Per Share Amount");

                  WHEREAS, also in furtherance thereof, it is proposed that, following the consummation of the Offer, Acquisition will merge with and into Audits (the "Merger") and that the Audits Shares not tendered and accepted pursuant to the Offer will thereupon be converted into the right to receive cash in the amount set forth in Section 3.1 hereof (Acquisition and Audits sometimes being hereinafter referred to as the "Constituent Corporations" and Audits, following the effectiveness of the Merger, as the "Surviving Corporation");

                  WHEREAS, the respective Boards of Directors of Group Ltd., Acquisition and Audits have approved this Agreement, the Offer and the Merger; and

                  WHEREAS, in order to induce Group Ltd. and Acquisition to enter into this Agreement, Dr. Solomon Dutka and Carl Ravitch (collectively, the "Inducement Stockholders") have entered into an Inducement Agreement (the "Inducement Agreement") with Acquisition, the form of which is attached hereto as EXHIBIT A pursuant to which, among other things, such stockholders have granted to Acquisition an option to purchase the Audits Shares beneficially owned by such stockholders (the "Inducement Shares") for the Per Share Amount, agreed to tender the Inducement Shares to Acquisition in accordance with the Offer, and granted Acquisition an irrevocable proxy to vote the Inducement Shares in favor of the Merger, all on the terms and conditions set forth therein;

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Offer and the Merger and the mode of carrying the same into effect, the parties hereto agree as follows:


                                    ARTICLE I
                                THE TENDER OFFER

                  SECTION 1.1 THE OFFER. (A) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, Acquisition shall commence (within the meaning of Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as practicable, but in no event later than five business days following the public announcement of the execution of this Agreement, and shall use all reasonable efforts to consummate the Offer. The obligation of Acquisition to accept for payment any Audits Shares tendered shall be subject to the satisfaction of only those conditions set forth in Annex I. Acquisition expressly reserves the right to waive any such condition or to increase the Per Share Amount or, subject to Section 1.1(b), to make other changes in the terms and conditions of the Offer. The Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable Federal back-up withholding or stock transfer taxes payable by the seller. Audits agrees that no Audits Shares held by Audits will be tendered pursuant to the Offer.

                  (B) Without the prior written consent of Audits, Acquisition shall not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Audits Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) or
(iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Audits Shares; provided, however, that Acquisition may extend the expiration date (x) in its sole discretion from time to time, if on the initial scheduled expiration date of the Offer which shall be twenty (20) business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived; or (y) for a period not to exceed ten (10) business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Audits Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Audits Shares and Acquisition expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer; or (z) for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Acquisition shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Audits Shares validly tendered and not withdrawn prior to the expiration of the Offer as such expiration may be extended in accordance with this Section 1.1(b).

                  (C) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as practicable on the date the Offer is commenced, Acquisition shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule 14D-1 and all applicable Federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form which is filed in connection with the Offer and related transactions, are referred to collectively herein as the "Offer Documents"). Each of Acquisition and Audits agrees promptly to correct any information provided by it for use in the Schedule 14D-1 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the
Schedule 14D-1 or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Acquisition further agrees to take all steps necessary to cause the Schedule 14D-1, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Audits Shares, in each case as and to the extent required by applicable Federal securities laws. Audits and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC.

                  SECTION 1.2 COMPANY ACTION. (A) Audits hereby approves of and consents to the Offer and represents and warrants that its Board of Directors, at a meeting duly called and held on January 19, 1999, at which a majority of the Directors were present, duly approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, recommended that the stockholders of Audits accept the Offer, tender their Audits Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of Audits.

                  (B) Audits shall file with the SEC, as promptly as practicable after the filing by Acquisition of the Schedule 14D-1 with respect to the Offer, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that will comply in all material respects with the provisions of all applicable Federal securities laws. Audits shall mail such Schedule 14D-9 to the stockholders of Audits along with the Offer Documents promptly after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. Audits agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and Acquisition, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify Audits of any required corrections of such information and cooperate with Audits with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Audits shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to Audits's stockholders to the extent required by applicable Federal securities laws. Acquisition and its counsel shall be given a reasonable opportunity to review and comment on the
Schedule 14D-9 before it is filed with the SEC.

                  (C) In connection with the Offer, Audits shall promptly upon execution of this Agreement furnish Acquisition with mailing labels containing the names and addresses of all record holders of Audits Shares and security position listings of Audits Shares held in stock depositories, each as of a recent date, and shall promptly furnish Acquisition with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Acquisition or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Audits Shares.

                  SECTION 1.3 DIRECTORS. (A) Promptly upon the purchase by Acquisition of all of the Inducement Shares pursuant to the Inducement Agreement or Audits Shares pursuant to the Offer, and from time to time thereafter as Audits Shares are acquired by Acquisition, Acquisition shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Acquisition, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of Audits) multiplied by the percentage obtained by dividing (i) the aggregate number of Audits Shares beneficially owned by Acquisition or any affiliate of Acquisition (including for purposes of this Section 1.3 such Audits Shares as are accepted for payment pursuant to the Offer, but excluding Audits Shares held by Audits) by (ii) the number of Audits Shares outstanding (excluding Audits Shares held by Audits). At such times, if requested by Acquisition, Audits will also cause each committee of the Board of Directors to include persons designated by Acquisition constituting the same percentage of each such committee as Acquisition's designees are of the Board of Directors. Audits shall, upon request by Acquisition, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Acquisition designees to be elected to the Board of Directors in accordance with the terms of this Section
1.3 and shall cause Acquisition's designees to be so elected; provided, however, that, in the event that Acquisition's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.3 hereof) the Board of Directors shall have at least one director who is a director on the date hereof and who is neither an officer of Audits nor a designee, stockholder, affiliate or associate (within the meaning of the Federal securities laws) of Acquisition (one of more of such directors, the "Independent Directors"); provided, further, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be either an officer of Audits or a designee, shareholder, affiliate or associate of Acquisition, and such person shall be deemed to be an Independent Director for purposes of this Agreement.

                  (B) Subject to applicable law, Audits shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section
1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Acquisition has not theretofore designated directors) such information with respect to Audits and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Group Ltd. will supply Audits and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of Audits,
(ii) exercise or waive any of Audits's rights or remedies hereunder, (iii) extend the time for performance of Acquisition's obligations hereunder or (iv) take any other action by Audits in connection with this Agreement required to be taken by the Board of Directors.


                                   ARTICLE II
                            PRINCIPAL TERMS OF MERGER

                  SECTION 2.1 SURVIVING CORPORATION. At the Effective Time (as defined in Section 2.3 hereof), Acquisition shall be merged with and into Audits upon the terms and conditions hereinafter set forth as permitted by and in accordance with the DGCL. At the Effective Time, the identity and separate existence of Acquisition shall cease, and Audits shall succeed to all rights, privileges, powers, franchises, properties, assets, debts, liabilities and obligations of Acquisition in accordance with Section 259 of the DGCL.

                  SECTION 2.2 CERTIFICATE OF MERGER. Subject to the provisions of Article VII hereof, the Surviving Corporation shall execute a certificate of merger (the "Certificate of Merger") and cause such Certificate to be filed with the Delaware Secretary of State (the "Secretary") and recorded in accordance with the applicable provisions of Sections 251 and 103 of the DGCL on or as promptly as practical after the Effective Time.

                  SECTION 2.3 EFFECTIVE TIME. The Merger shall become effective at the date and time when the Certificate of Merger is filed by the Secretary in accordance with the applicable provisions of the DGCL (or at such later time specified as the effective time in the Certificate of Merger), which Certificate shall be submitted for filing as soon as practicable after all of the conditions set forth in Article VII are fulfilled or waived, provided that this Agreement has not been previously terminated pursuant to Section 8.1 hereof. The date and time when the Merger shall become effective are herein referred to as the "Effective Time."

                  SECTION 2.4 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Surviving Corporation from and after the Effective Time (the "Surviving Certificate of Incorporation") shall be as set forth in EXHIBIT B to this Agreement, until thereafter further amended as provided by law and by
Section 6.2(g) hereof.

                  SECTION 2.5 BY-LAWS. The by-laws of the Surviving Corporation from and after the Effective Time (the "Surviving By-Laws") shall be as set forth in EXHIBIT C to this Agreement, until thereafter further amended as therein provided and by Section 6.2(g) hereof.

                  SECTION 2.6 OFFICERS AND DIRECTORS. At the Effective Time, those of the current directors of Audits as are designated in writing by Group Inc. prior to the Effective Time shall resign, and the directors and officers of the Surviving Corporation shall be as designated by Group Inc. prior to the Effective Time; and such officers and directors shall hold office until the next annual meeting of the stockholders or of the Board of Directors of the Surviving Corporation and until their successors have been duly elected and qualified.

                  SECTION 2.7 APPROVAL OF AUDITS STOCKHOLDERS. Following consummation of the Offer, Acquisition shall, as soon as reasonably possible, cause Audits to take all action necessary in accordance with the DGCL, Audits's Certificate of Incorporation and By-Laws and the Exchange Act, to hold a meeting of its stockholders to consider and vote upon the adoption of this Agreement and the authorization of the Merger, and at such meeting Acquisition shall vote all Analyze Shares over which it has voting control in favor thereof. In no event shall such meeting be held earlier than 20 business days following the date on which a proxy statement (the "Proxy Statement") is sent to the stockholders of Audits.


                                   ARTICLE III
                       STATUS AND CONVERSION OF SECURITIES

                  SECTION 3.1 STATUS AND CONVERSION OF AUDITS SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                  (A) Any Audits Shares held by Audits as treasury shares or held by any Audits subsidiary shall be canceled and retired.

                  (B) Each then outstanding Audits Share remaining (other than Audits Shares to be canceled in accordance with Section 3.1(a) hereof and other than Audits Shares held by stockholders of Audits who properly exercise dissenters' rights available under the DGCL ("Dissenting Shares")) shall be converted into the right to receive the Per Share Amount in cash, without interest.

                  (C) If, between the date of this Agreement and the Effective Time, the outstanding Audits Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or other similar transaction with respect to Audits Shares, or a stock dividend thereon shall be declared with a record date within said period, the Per Share Amount shall be correspondingly adjusted. Audits covenants and agrees not to take any action referred to in the preceding sentence.

                  (D) Each Dissenting Share as to which a written objection to the Merger is filed in accordance with Section 262 of the DGCL at or prior to the approval by Audits's stockholders of the Merger taken at the meeting of such stockholders referred to in Section 2.7 hereof and not withdrawn at or prior to the time of such approval and which is not voted in favor of the Merger shall not be converted into a right to receive cash hereunder unless and until the holder shall have effectively withdrawn or lost his right to payment for his Audits Shares under such Section 262, at which time his Audits Shares shall be converted into a right to receive cash in accordance with Section 3.1(b).

                  SECTION 3.2 AUDITS STOCK OPTIONS. With respect to all outstanding options (referred to collectively as the "Options" and individually as an "Option") to purchase Audits Shares, a complete list of which is included in Part C of the Disclosure Schedule, each holder of an Option which is surrendered by the holder for cancellation shall be entitled to receive from Audits, immediately prior to the Effective Time, for each Audits Share purchasable under the vested portion (but not the unvested portion) of an Option issued under Audits's 1997 Stock Option Plan and for each Audits Share purchasable under both the vested and unvested portions of an Option issued under Audits's 1994 Stock Option Plan, an amount in cash in full cancellation of such Option equal to the excess, if any, of the Per Share Amount over the per share exercise price of such Option (or such greater amount as Acquisition shall agree in writing), as such amount may be reduced by any required withholding in accordance with applicable tax laws. Audits's Board of Directors will adopt a resolution terminating Audits's 1994 and 1997 Stock Option Plans (collectively the "Option Plans") effective as of the Effective Date. Audits agrees to use its best efforts to obtain prior to the expiration date of the Offer written agreements of all optionholders legally binding such optionholders to cancellation of all Options consistent with the foregoing.

                  SECTION 3.3 ACQUISITION TO MAKE CASH AVAILABLE. At or prior to the Effective Time, Acquisition shall make available to United States Trust Company of New York, or such other entity as Acquisition shall designate to act as paying agent (the "Paying Agent"), such funds (the "Payment Fund") as are required for the conversion of Audits Shares into the right to receive cash pursuant to Section 3.1 hereof. The Payment Fund may be invested from time to time by the Paying Agent, as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States of America or any State, (ii) commercial paper rated A-1 or A-2, and/or (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company that has capital, surplus and undivided profits of at least $50,000,000, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

                  Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Audits Shares a form of letter of transmittal and instructions for use in surrendering certificates representing such shares and receiving payment therefor.

                  Each holder of Audits Shares to be converted into the right to receive cash pursuant to this Article III shall be entitled to receive, upon surrender to the Paying Agent of one or more certificates for such Audits Shares for cancellation, a bank check made payable to such holder for the amount of cash, without interest, into which the Audits Shares previously represented by such certificates are convertible in the Merger. If a check is to be sent to a person other than the person in whose name the certificates for the Audits Shares surrendered for conversion are registered, it shall be a condition of payment that the certificates so surrendered shall be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Surviving Corporation any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. Until so presented and surrendered in exchange, from and after the Effective Time each certificate representing Audits Shares held by Audits stockholders (other than Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the cash to which such Audits Shares are entitled in accordance with Section 3.1 hereof.

                  Any portion of the Payment Fund not paid to holders of Audits Shares pursuant to this Agreement within twelve months after the Effective Time shall be paid over by the Paying Agent to the Surviving Corporation together with a list of holders of Audits Shares who have not yet surrendered certificates for Audits Shares to the Paying Agent and such holders of Audits Shares shall thereafter look only to the Surviving Corporation for payment, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors under applicable law. Notwithstanding the foregoing, neither the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of Audits Shares for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  SECTION 3.4 STATUS AND CONVERSION OF ACQUISITION SHARES. At the Effective Time, each share of Common Stock, $.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value, of the Surviving Corporation.

                  SECTION 3.5 CLOSING OF TRANSFER BOOKS OF AUDITS. At the Effective Time, the stock transfer books of Audits shall be closed and no transfer of Audits Shares shall be made thereafter. In the event that certificates representing Audits Shares are presented for transfer to the

Surviving Corporation or Group Inc. after the Effective Time, they shall be canceled and exchanged for the amount of cash consideration into which the Audits Shares previously represented by such certificates are convertible in accordance with the provisions of Section 3.3 hereof.

                  SECTION 3.6 TRANSFER TAXES. Acquisition and Audits shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger (collectively, "Transfer Taxes"). From and after the Effective Time, Group Ltd. shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Audits Shares, all Transfer Taxes.

                                   ARTICLE IV
                            CERTAIN EFFECTS OF MERGER

                  SECTION 4.1 EFFECT OF MERGER. At and after the Effective Time, the separate existence of Acquisition shall cease, the Audits Shares shall cease to exist (except as evidence of the right of the holder thereof to receive cash therefor in accordance with the terms hereof), subject to the rights of holders of Dissenting Shares referred to in Section 3.1(b) hereof, and all rights, privileges, powers and franchises, and all property, tangible and intangible, of Acquisition and of Audits shall transfer to, vest in and devolve on the Surviving Corporation without further act or deed. Confirmatory deeds, assignments, or similar instruments to evidence such transfer may be executed and delivered at any time in the name of Acquisition or Audits by Acquisition's last acting officers or by the appropriate officers of the Surviving Corporation. The Surviving Corporation shall be liable for all of the debts and obligations of Acquisition and Audits. Any existing claim, action or proceeding pending by or against Acquisition or Audits may be prosecuted to judgment as if the Merger had not taken place or, on motion of the Surviving Cor poration, the Surviving Corporation may be substituted as a party, and any judgment against Acquisition or Audits shall constitute a lien on the property of the Surviving Corporation. The Merger shall not impair the rights of creditors or any liens on the property of either of the Constituent Corporations.

                  SECTION 4.2 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

                  SECTION 5.1 REPRESENTATIONS AND WARRANTIES BY AUDITS. Audits represents and warrants to, and agrees with, Acquisition and Group Ltd., subject to the exceptions set forth in the disclosure schedule (the "Disclosure Schedule") attached hereto, as follows:

                  (A) ORGANIZATION OF AUDITS. Audits is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to own its properties and to conduct its business as now conducted. Audits is duly qualified to do business as a foreign corporation in good standing in all jurisdictions where the nature of its assets or business requires such qualification, except for failures to be so qualified or in good standing which would not in the aggregate have a Material Adverse Effect, and such jurisdictions are listed in Part A of the Disclosure Schedule. Audits owns a majority of the outstanding capital stock or other equity ownership interests (being the percentage ownership interest indicated in Part A of the Disclosure Schedule) in the entities listed in Part A of the Disclosure Schedule (collectively the "Subsidiaries"). Except as set forth in Part A of the Disclosure Schedule, Audits does not own, directly or indirectly, shares of capital stock or other equity ownership interests in any corporation, partnership, limited liability company, joint venture or other entity, other than the Subsidiaries. The Subsidiaries are each duly organized and validly existing and are in good standing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to own their properties and to conduct their businesses as now conducted. Each of the Subsidiaries is duly qualified to do business and is in good standing in all jurisdictions where the nature of its assets or business requires such qualification, except for failures to be so qualified or in good standing which would not in the aggregate have a Material Adverse Effect, and such jurisdictions are listed in Part A of the Disclosure Schedule. The Certificate of Incorporation and the By-Laws (or other similar organization documents) of Audits and of each of the Subsidiaries, heretofore delivered by Audits to Acquisition, are complete and correct as of the date hereof, and will be complete and correct as of the Effective Time, and contain all amendments thereto. When used in this Agreement, "Material Adverse Effect" means, with respect to Audits or the Subsidiaries, any effect that is materially adverse to the business, operations, properties, assets, liabilities, results of operations or condition (whether financial or otherwise) of Audits and the Subsidiaries, taken as a whole.

                  (B) AUTHORITY OF AUDITS. Audits has the corporate power to enter into this Agreement and, subject to the approval of the Merger by its stockholders, to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby have been duly approved and authorized by the Board of Directors of Audits and the Board of Directors of Audits has recommended that holders of Audits Shares adopt this Agreement, tender their Audits Shares pursuant to the Offer and approve the Merger. Except for the adoption of this Agreement and approval of the Merger by its shareholders, no other corporate acts or proceedings on the part of

Audits are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Subject to the approval of the Merger by its shareholders, this Agreement constitutes the valid and legally binding obligation of Audits enforceable against Audits in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally. Except as set forth in Part B of the Disclosure Schedule, the execution and delivery of this Agreement by Audits does not, and the consummation of the transactions contemplated hereby will not, violate or constitute a default or give rise to any third party rights or third party consent requirements under (i) any provision of the Certificate of Incorporation or By-Laws of Audits, (ii) any provision of (or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or any right of a third party to purchase any asset or interest of Audits or any of the Subsidiaries, or the loss of any other material benefit by Audits or any of the Subsidiaries) any mortgage, note, lien, lease, agreement, indenture, loan or credit agreement, contract, joint venture agreement, stockholders agreement, operating agreement, license, permit, order, concession, instrument, arbitration award, judgment or decree to which Audits or any of the Subsidiaries is a party or by which Audits or any of the Subsidiaries is bound or to which any material property of Audits or any of the Subsidiaries is subject or (iii) any laws of the United States or any state or jurisdiction in which Audits or any of the Subsidiaries conducts business, except in the case of (ii) or (iii) for violations, breaches or defaults which would not in the aggregate have a Material Adverse Effect.

                  (C) CAPITALIZATION. The authorized capital stock of Audits consists of 1,000,000 shares of Preferred Stock, $1.00 par value, and 30,000,000 shares of Common Stock. As of the date hereof, 13,116,136 shares of Common Stock of Audits are validly issued and outstanding, fully paid and nonassessable, and no Audits Shares were held in the treasury of Audits. No shares of Audits Preferred Stock are issued or outstanding. As of the date hereof, 819,219 Audits Shares were reserved under the Option Plan for issuance pursuant to Options heretofore granted thereunder which are outstanding on the date hereof. Part C of the Disclosure Schedule sets forth the name of each optionee, the number of Options held by such optionee, the vesting schedule for such Options and the exercise price for such Options under the Option Plan. As of the date hereof, Audits has no warrants, calls, convertible securities or other rights, agreements or commitments to issue, sell or transfer any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Audits any shares of capital stock of Audits and no securities or obligations evidencing any such rights are outstanding, except pursuant to the outstanding Options described above.

                  (D) CONSENTS, ETC. Except for the filing for record of the Certificate of Merger with the Secretary, the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and filings with the SEC, no consent, authorization, order or approval of, or filing or recording with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Audits and the consummation by Audits of the Merger and the transactions contemplated hereby.

                  (E) REPORTS AND FINANCIAL STATEMENTS. Audits has previously furnished Acquisition with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997, as filed with the SEC, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, as filed with the SEC, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) since December 31, 1995 and (iv) all other reports or registration statements filed by Audits with the SEC since December 31, 1995, except for preliminary material (in the case of clauses (iii) and (iv) above), which are all the documents that Audits was required to file with the SEC since that date (the documents in clauses (i) through (iv) being referred to herein collectively as the "Audits SEC Reports"). As of their respective dates, the Audits SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Audits SEC Reports. As of their respective dates, the Audits SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Audits included in the Audits SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Audits has previously furnished Acquisition with a true and complete copy of the audited consolidated balance sheet of Audits as of December 31, 1997 and the related audited statements of consolidated income and of consolidated cash flows for the fiscal year then ended, including the notes thereto, all reported on by Deloitte & Touche LLP, independent certified public accountants, and the unaudited consolidated balance sheet of Audits as of September 30, 1998 and the related unaudited statements of consolidated income and retained earnings and of consolidated cash flows for the nine months then ended (collectively the "Audits Financial Statements"). The financial statements included in the Audits SEC Reports and the Audits Financial
Statements: (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; (ii) present fairly, in all material respects, the financial position of Audits and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended; and
(iii) are in all material respects in accordance with the books of account and records of Audits and its Subsidiaries. Of the revenues included in the December 31, 1997 Financial Statements, not more than $12,800,000 represents amounts paid by Audits clients (either without markup or with retention by Audits only of a handling fee) to other unaffiliated parties designated by such clients. Neither Audits nor any of its Subsidiaries has incurred any liability, whether absolute, accrued, contingent or otherwise (including liabilities for taxes) subsequent to September 30, 1998 other than (i) liabilities incurred in the ordinary course of business since September 30, 1998 and (ii) those liabilities described in Part E of the Disclosure Schedule.

                  (F) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Audits SEC Reports or in Part F or elsewhere of the Disclosure Schedule, since September 30, 1998 Audits and its Subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been any material adverse change in the financial condition, properties, business, prospects or results of operations of Audits and the Subsidiaries, taken as a whole, and since September 30, 1998 there has not been (i) any change in the authorized, issued or outstanding capital stock or material change in the funded debt of Audits and the Subsidiaries on a consolidated basis, other than changes in the outstanding capital stock due to exercise of options under the Option Plan and other than changes due to payments in accordance with the terms of such debt; (ii) any declaration, setting aside or payment of any dividend on, or distribution in respect of, any shares of the capital stock of Audits or the acquisition for value by Audits or any of the Subsidiaries of any shares of capital stock of Audits; (iii) any grant by Audits of any warrant, option or right to acquire any Audits Shares or other securities whatsoever; (iv) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would have, a Material Adverse Effect; (v) any damage, destruction or loss, not covered by insurance, which has had, or would have, a Material Adverse Effect;
(vi) any material change in Audits's accounting principles, practices or methods (other than as required by changes in generally accepted accounting principles and practices); (vii) any repurchase or redemption by Audits or any of its Subsidiaries of its stock; (viii) any granting by Audits or any of its Subsidiaries to any director, officer or employee of Audits or any of its Subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice), (B) any increase in severance or termination pay, or (C) acceleration of compensation or benefits (except as contemplated by this Agreement); (ix) any entry by Audits into any employment, severance, bonus or termination agreement with any director or officer of Audits; (x) any entry by Audits or any of the Subsidiaries into any joint venture or other material investment in or acquisition of any business, assets or business entity; (xi) any material reduction of Audits's customer order backlog or any material order cancellations by customers of Audits; (xii) the making of any material capital expenditures; or (xiii) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing. Neither Audits nor the Subsidiaries is currently in default on any installment or installments on indebtedness for borrowed money, or on any rental on any long-term lease, which default has had, or would have, a Material Adverse Effect.

                  (G) TAX MATTERS. Except as set forth in Part G of the Disclosure Schedule:

                  (A) The amounts shown as tax liabilities on the consolidated balance sheet of Audits as of December 31, 1997 included in the Audits Financial Statements will be sufficient for the payment of all federal, state, county, local and foreign Taxes (as hereinafter defined) of Audits and the Subsidiaries, whether or not disputed, which were properly accruable in accordance with generally accepted accounting principles consistently applied at that date. There are no agreements by Audits or any of the Subsidiaries for the extension of the time for the assessment of any Taxes;

                  (B) Neither the Internal Revenue Service (the "IRS") nor any other taxing authority is now asserting, or to the knowledge of Audits threatening to assert, against Audits or any of the Subsidiaries any claim for additional Taxes, nor to Audits's knowledge is the IRS or any other taxing authority auditing any tax return filed by Audits or either of the Subsidiaries;

                  (C) Each of Audits and the Subsidiaries has timely filed (and until the Effective Time will timely file) all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes;

                  (D) As of the time of filing, such Returns were (and, as to Returns not filed as of the date hereof, but filed prior to the Effective Time, will be) true, complete and correct in all material respects;

                  (E) There is not currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to extend the time with respect to a Tax assessment or deficiency, to which Audits or any Subsidiary is a party.

                  (F) Audits and the Subsidiaries have timely paid or provided (and until the Effective Time will timely pay or in good faith contest) all Taxes that are due and payable;

                  (G) None of Audits and the Subsidiaries is a party to any Tax allocation or sharing agreement, nor was a member of an affiliated group filing a consolidated federal income Tax return (other than the group of which Audits is the parent) for any year for which the statute of limitations has not expired or has any liability for Taxes of any person under Treas. Reg. ss. 1.1502-6;

                  (H) Audits and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws;

                  (I) None of Audits or the Subsidiaries has filed a consent pursuant to Section 34l(f) of the Internal Revenue Code of 1986 (the "Code") or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Audits or any of the Subsidiaries;

                  (J) No property used by Audits or the Subsidiaries is property that Audits or any such Subsidiary is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as it existed prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

                  (K) None of Audits or the Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Audits, or to Audits's knowledge for any other reason, nor does Audits have any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method;

                  (L) Part G of the Disclosure Schedule accurately sets forth the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Audits or any of the Subsidiaries. Except as disclosed in Part G of the Disclosure Schedule, there has not been an "ownership change," within the meaning of Section 382(g) of the Code, of Audits or any of the Subsidiaries, or any relevant predecessor thereof. With respect to any "ownership change" so disclosed, Part G of the Disclosure Schedule accurately states the "value" of such corporation as of the "change date," all determined as required under
Section 382 of the Code; and

                  (M) Audits is not a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

                  For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any tax authority (domestic or foreign) upon Audits or any of the Subsidiaries.

                  (H) TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES, ETC. Except for leased properties, Audits and the Subsidiaries have good and marketable title to all of their tangible properties and assets, real, personal and mixed, used in their businesses, including without limitation those referred to in the balance sheet as of December 31, 1997 included in the Audits Financial Statements (other than properties or assets disposed of in the ordinary course of business since the date of such balance sheet), free and clear of all liens, charges, pledges, security interests or other encumbrances, except as reflected in the Audits Financial Statements or in Part H of the Disclosure Schedule and other than liens and other imperfections of title and encumbrances which liens, imperfections and encumbrances would not have a Material Adverse Effect.

                  (I) CONTRACTS, ETC. Audits has furnished to Acquisition and its counsel a complete and accurate list, together with true and complete copies, of:

                           (I) all contracts of Audits or any of the Subsidiaries, leases, mortgages, indentures, promissory notes, deeds, loan or credit agreements, joint venture agreements, stockholder agreements, operating agreements, subcontracts, or similar instruments involving amounts in excess of $100,000 or more; and

                           (II) all pension, profit-sharing or employee benefit plans, employment contracts, contracts with unions and other agreements relating to employees of Audits or any of the Subsidiaries.

                  Part I of the Disclosure Schedule contains a true and complete list of all of the above described contracts and leases. Except as set forth in
Part I of the Disclosure Schedule, none of Audits or the Subsidiaries is in default, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Audits or a Subsidiary under any of the above described contracts and leases, and all such contracts and leases are valid and legally binding on Audits or the Subsidiaries, as the case may be.

                  (J) LITIGATION. Except as set forth in Part J of the Disclosure Schedule, there is no claim, action, suit or proceeding in or before any court or administrative or regulatory agency pending, or to the knowledge of Audits contemplated or threatened, against Audits or any of the Subsidiaries or any of their properties, nor is there any judgment, decree, injunction, rule or order of any court, regulatory body or arbitrator outstanding against Audits or any of its Subsidiaries which would have a Material Adverse Effect. For purposes of this Agreement, the phrases "Audits's knowledge" and "knowledge of Audits" and other phrases of like import shall mean the actual knowledge of any executive officer or director of Audits.

                  (K) PATENTS, COPYRIGHTS, TRADEMARKS, ETC. Except as set forth on Part K of the Disclosure Schedule, Audits and the Subsidiaries have good and marketable title to all patents, patent applications, copyrights, trademarks and trade names, brand names, customer lists, proprietary and other technical information, technology, inventions, discoveries, improvements, processes, know-how, formulae, drawings, specifications, production data, trade secrets and computer software and programs, and licenses thereof, which are necessary for the operation of their businesses as presently conducted and as proposed to be conducted. Except as set forth in Part K of the Schedule, there are no claims or proceedings pending or, to the knowledge of Audits, threatened against Audits or any of the Subsidiaries asserting that Audits or any of the Subsidiaries is infringing any intellectual property rights of any other person.

                  (L) EMPLOYEE BENEFIT PLANS. (I) Set forth in Part L of the Disclosure Schedule is an accurate and complete list of each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other bonus, incentive, retirement, profit sharing, pension, stock bonus, thrift, stock ownership, stock appreciation right, stock purchase, stock option, deferred compensation, cafeteria, hospitalization, medical, dental, vision, sickness or accident, business travel accident, life insurance, survivor or death benefit, disability, salary continuation, severance pay, tuition reimbursement, dependent care assistance, legal assistance, fringe benefit (cash and non-cash), vacation pay or similar employee benefit plan, arrangement, program or policy, which covers any employee, officer or director (or any beneficiary thereof), whether active or retired, of Audits or any of the Subsidiaries, and which is sponsored, maintained or administered by Audits or any of the Subsidiaries or to which Audits or any of the Subsidiaries makes contributions (any such plan, arrangement, program or policy is hereinafter referred to as a "Plan").

                  (II) Audits has furnished or made available to Acquisition, for each Plan, a complete and accurate copy of (A) the plan document currently in effect, and any amendments thereto, (B) any trust agreement, insurance contract or other agreement or arrangement for the funding of benefits under such Plan, (C) a copy of the most recent summary plan description ("SPD"), and all summaries of material modifications to such SPD, (D) if the Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the most recent determination letter issued by the Internal Revenue Service (the "IRS") for such Plan, and the request filed with the IRS for such determination, (E) the most recent annual report (Form 5500) for such Plan, if such form is required by law to be filed for the Plan and (E) the most recently issued financial statement and actuarial report, if any.

                  (III) Each Plan which is intended to be qualified under
Section 401(a) of the Code (A) has received a determination letter from the IRS which indicates that the Plan is so qualified, and (B) has been timely amended to reflect any provisions which the IRS required to be included in such Plan as a condition to issuing such determination letter. Audits is not aware of any fact or event which could reasonably be expected to cause any such Plan to fail to so qualify.

                  (IV) Each Plan is, and at all times since its inception has been, in material compliance in all material respects with all the provisions of ERISA and the Code applicable to such Plan, and with all other laws, rules and regulations applicable to such Plan. Audits, the Subsidiaries and each fiduciary of each of the Plans is in compliance with the terms of each Plan, and with the require ments and duties of any and all laws, statutes, orders, decrees, rules and regulations, including but not limited to ERISA and the Code, applicable to each Plan. No non-exempt prohibited transaction within the meaning of the applicable provisions of ERISA and the Code has occurred with respect to any Plan. No event, transaction or failure to act has occurred, and to the best of Audits's knowledge there does not now exist any condition or set of circumstances, with respect to any Plan that has resulted in, or could result in, any material liability including but not limited to additional contributions, fines, penalties or loss of any tax deduction, or in the imposition of any lien, for or on Audits or any of the Subsidiaries (or for or on any successor to Audits or any of the Subsidiaries) under the Code, ERISA or any other applicable legal requirement or under any indemnity agreement to which Audits or any of the Subsidiaries is a party, excluding liability for routine benefit claims and funding obligations payable in the ordinary course.

                  (V) All contributions to the Plans (including both employee and employer contributions) which are required to have been made, whether by virtue of the terms of the particular plan or by operation of law, have been made by the due date thereof (including all applicable extensions) and all contributions to the Plans which are not yet due but which relate to periods which began prior to the date hereof have either been paid or have been appropriately reflected by Audits as an accrued liability on its books and records. No Plan which is subject to the requirements of ERISA or the Code has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived), as applicable to such plan. The actuarial present value of accrued benefits (both vested and unvested) of each Plan which is a defined benefit plan does not exceed the value of the assets of such Plan based upon actuarial assumptions which are reasonable in light of the experience of such Plan.

                  (VI) There is no pending, or, to the best of the knowledge of Audits, threatened, legal action, proceedings or investigations against Audits, the Subsidiaries or any Plan, other than routine contributions and claims for benefits, which could result in material liability being imposed upon any of the Plans, or upon Audits or any of the Subsidiaries with respect to any of the Plans, and there is no basis for any such legal action or proceeding.

                  (VII) Except as set forth on Part L of the Disclosure Schedule, no governmental agency, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (the "PBGC"), has initiated an examination or audit or, to the best of Audits's knowledge, an investigation of a Plan which has not been completed. With respect to each Plan which is subject to Title IV of ERISA, (A) no "reportable event" has occurred with respect to which a notice must be filed with the PBGC, (B) no proceedings by the PBGC to terminate such Plan pursuant to Title IV of ERISA have been instituted or threatened, and (C) neither Audits nor any of the Subsidiaries (x) has incurred any liability to the PBGC, or has had a penalty or lien imposed on it in favor of the PBGC, in connection with such Plan under any provision of Title IV of ERISA, including but not limited to Section 4062, 4068, 4069 or 4071 of ERISA or
(y) has any knowledge as to the existence of any state of facts, or as to the occurrence of any event or transaction, pertaining to or involving such Plan that might reasonably be anticipated to result in any liability, or the imposition of a penalty or lien, of or on Audits or any of the Subsidiaries to the PBGC under any provision of Title IV of ERISA.

                  (VIII) Except as set forth in Part L of the Disclosure Schedule, there are no agreements between Audits or any of the Subsidiaries and any labor union, and Audits and the Subsidiaries are not, and have never been, a participating employer in any "multiemployer plan", as such term is defined in
Section 3(37) of ERISA, or in any "multiple employer plan" described in Section 413(c) of the Code. To the extent that Audits or any of the Subsidiaries is or has been a par ticipating employer in any multiemployer plan (as so defined), none of Audits or any of the Subsidiaries is now, or would upon withdrawal therefrom become, liable for any withdrawal liability to or in respect of such multiemployer plan, and neither Audits or any of the Subsidiaries has participated in any multiemployer plan which is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or which is terminated under Section 4041A or 4042 of ERISA.

                  (IX) Except as set forth in Part L of the Disclosure Schedule, the execution and delivery of this Agreement and Plan of Merger and the consummation of the transactions contemplated hereby will not result in any material payment (whether of severance pay or otherwise) becoming due from any of the Plans, or from Audits or any of the Subsidiaries with respect to any of the Plans, to any individual, or result in the vesting, acceleration or payment or increases in the amount of any benefit payable under any of the Plans to any individual.

                  (X) Except as set forth on Part L of the Disclosure Schedule, any hospital, medical, dental, vision, sickness or accident, survivor or death benefit, disability or similar benefit coverage under any Plan is provided solely through insurance policies. Except as disclosed in Schedule L, (A) no Plan provides for hospital, medical, death, survivor or any other welfare benefit for retired or former employees, officers or directors, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended, and (B) no Plan is an unfunded plan of deferred compensation.

                  (XI) Neither Audits nor any of the Subsidiaries is under any obligation (express or implied) to modify any Plan or to establish any additional employee benefit plan.

                  (M) FINANCIAL ADVISORS. Audits has received the opinion of Allen & Company to the effect that, as of the date hereof, the cash consideration payable to the holders of Audits Shares in the Offer and the Merger is fair from a financial point of view. No brokers or finders other than Allen & Company were employed by Audits or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement.

                  (N) NO FAILURE TO DISCLOSE. Audits has not failed to disclose to Acquisition any agreement, arrangement, event or occurrence, or threatened or anticipated event or occurrence known to Audits, which would or might reasonably be deemed to have a Material Adverse Effect. All information furnished to Acquisition pursuant to or in connection with this Agreement is correct and complete in all material respects as of the date hereof. No representation or warranty of Audits and no information furnished by or on behalf of Audits to Acquisition or its affiliates or agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                  (O) INSIDER INTERESTS. No officer or director or stockholder of Audits or any of the Subsidiaries has any agreement with Audits or any of the Subsidiaries or any interest in any property, real, personal or mixed, tangible or intangible (including, without limitation, patents, patent applications, trademarks, trade names or other intellectual property), used in or pertaining to the business of Audits or the Subsidiaries except as set forth in Part O of the Disclosure Schedule.

                  (P) ENVIRONMENTAL LAWS. Audits has furnished Group Ltd. with all material information known to it with respect to environmental matters affecting Audits, its Subsidiaries and the properties presently owned, leased or operated by them, and neither Audits and its Subsidiaries nor such properties are subject to liabilities that would have a Material Adverse Effect for environmental matters.

                  (Q) DIRECTOR ACTION. The Board of Directors of Audits (at a meeting duly called and held) has by the unanimous vote of all directors present
(i) determined that the Offer and the Merger are advisable and fair to and in the best interests of Audits and its stockholders; (ii) approved the Merger in accordance with the provisions of Section 251 of the DGCL; (iii) recommended the approval of this Agreement, the tender of all Audits Shares pursuant to the Offer, and the approval of the Merger by the holders of Audits Shares and directed that the Merger be submitted for consideration by the stockholders of Audits as contemplated by Section 6.1(a); and (iv) approved the Inducement Agreement in accordance with Section 203 of the DGCL.

                  SECTION 5.2 REPRESENTATIONS AND WARRANTIES BY ACQUISITION AND GROUP LTD. Each of Acquisition and Group Ltd. jointly and severally represents and warrants to, and agrees with, Audits as follows:

                  (A) ORGANIZATION OF ACQUISITION AND GROUP LTD. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Group Ltd. is a limited company duly organized, validly existing and in good standing under the laws of England and Wales.

                  (B) AUTHORITY OF ACQUISITION AND GROUP LTD. Acquisition and Group Ltd. have the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Offer, the Merger and the transactions contemplated hereby have been duly authorized by the Board of Directors and Group Inc., as the sole stockholder of Acquisition, and by the Board of Directors of Group Ltd.; and (i) no other corporate acts or proceedings on the part of Acquisition or Group Ltd. are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, and
(ii) this Agreement constitutes the valid and legally binding obligation of Acquisition and Group Ltd. enforceable against Acquisition and Group Ltd. in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate or constitute a default under any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents) of Acquisition or Group Ltd. or any provision of (or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a benefit) any mortgage, note, lien, lease, agreement, indenture, loan or credit agreement, contract, license, permit, order, concession, instrument,

864036-4
arbitration award, judgment or decree to which Acquisition or Group Ltd. or any of their affiliates is a party or by which they are bound or to which any of their property is subject, or any laws of the United States or any country, state or jurisdiction in which Acquisition or Group Ltd. or any of their affiliates conducts business.

                  (C) CONSENTS, ETC. Except for the filing of the Certificate of Merger with the Secretary, the filings required under the HSR Act and the Mergers and Take-Overs (Control) Acts 1978 to 1996 of Ireland and filings with the SEC, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by Acquisition and Group Ltd. and the consummation by Acquisition and Group Ltd. of the Merger and the transactions contemplated hereby.

                  (D) FINDER'S FEE. No brokers or finders were employed by Acquisition or Group Ltd. in connection with any of the transactions contemplated by this Agreement.

                  (E) PROXY STATEMENT. All information concerning Acquisition and Group Ltd. and their affiliates furnished or to be furnished by Acquisition for inclusion in the Proxy Statement is and will be true and correct in all material respects; the information concerning Acquisition and Group Ltd. and their affiliates contained in the Proxy Statement furnished by Acquisition (i) will include all statements of material facts which are required to be stated therein, and (ii) will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-1 will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-1 or the Offer Documents nor any of the information relating to Audits or its affiliates provided by or on behalf of Audits specifically for inclusion in the Schedule 14D-9 will, at the respective times the Schedule 14D-9, the Schedule 14D-1 and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of Audits, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by Audits with respect to written information supplied by Audits specifically for inclusion in the Schedule 14D-1.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

                  SECTION 6.1 COVENANTS AND AGREEMENTS OF AUDITS. Audits covenants and agrees with Acquisition and Group Ltd. as follows:

                  (A) SUBMISSION TO STOCKHOLDERS. Audits will, as soon as practicable following the consummation of the Offer, use its best efforts to obtain the approval of its stockholders of this Agreement and their consent to the Merger, and the Board of Directors of Audits will recommend to such stockholders their approval and consent thereof.

                  (B) CONDUCT OF BUSINESS. Without the prior written consent of Acquisition, between the date of this Agreement and the Effective Time:

                           (I) Audits will not, and will not cause or permit any of the Subsidiaries to, engage in any activities or transactions which will be outside the ordinary course of their respective businesses consistent with past practices, except as shall be provided for or specifically contemplated by this Agreement, and Audits and the Subsidiaries will consult with Acquisition (which will be entitled to have two of its designated representatives present on a full-time basis at Audits's principal executive offices until the closing or termination of this Agreement to observe the conduct of Audits's business and be available for such consultations) prior to making any material business decisions of the types contemplated by this Section 6.1;

                           (II) Audits will not subdivide or reclassify the Audits Shares, issue any shares of its capital stock, except upon the exercise of outstanding options under the Option Plan, or amend its Certificate of Incorporation or By-Laws;

                           (III) Audits will not declare or pay any dividend or other distribution in respect of its shares of capital stock or acquire for value, or permit any Subsidiary to acquire for value, any shares of capital stock of Audits;

                           (IV) Audits will afford to the officers, attorneys, accountants and other authorized representatives of Acquisition reasonable access to its and the Subsidiaries' offices, properties, books, tax returns and minute books and other corporate records during normal business hours. If for any reason the Merger is not consummated, Acquisition will cause confidential information obtained in connection with such investigation to be treated as confidential in accordance with the terms of the confidentiality agreement referred to in Section
         9.7 hereof;

                           (V) Audits will not, and will not cause or permit the Subsidiaries to, take any action to institute any new severance or termination pay practices with respect to any directors, officers, or employees of Audits or any of the Subsidiaries or to increase the benefits payable under its severance or termination pay practices in effect on the date hereof;

                           (VI) Audits will not, and will not cause or permit the Subsidiaries to, adopt or amend, in any material respect, except as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees of Audits or any of the Subsidiaries or make any increase in the salaries, compensation or pay scales of any such directors, officers or employees without Acquisition's prior written consent;

                           (VII) Audits and the Subsidiaries will use their reasonable best efforts to maintain their relationships with their material suppliers and customers, and if and as requested by Acquisition, (i) Audits and the Subsidiaries shall make reasonable arrange ments for representatives of Acquisition to meet with suppliers and customers of Audits and the Subsidiaries, and (ii) Audits and the Subsidiaries shall schedule, and the manage ment of Audits and the Subsidiaries shall participate in, meetings of representatives of Acquisition with employees of Audits and the Subsidiaries;

                           (VIII) Audits will, and will cause the Subsidiaries to, maintain all of their material properties (taken as a whole) in customary repair, order and condition, reasonable wear and tear excepted, and will maintain, and will cause the Subsidiaries to maintain, insurance upon all of its and their properties and with respect to the conduct of its and their businesses in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                           (IX) Audits and the Subsidiaries will maintain their books, accounts and records in the usual, regular and ordinary manner, on a basis substantially consistent with prior years;

                           (X) Audits and the Subsidiaries will duly comply with all laws applicable to each of them and to the conduct of their respective businesses, consistent with their past practice;

                           (XI) without the prior written consent of Acquisition, no change shall be made in the banking and safe deposit arrangements of Audits or the Subsidiaries existing on the date hereof and no powers of attorney shall be granted by Audits or any of the Subsidiaries;

                           (XII) except as contemplated by this Agreement, Audits will not, and will not permit any of the Subsidiaries to, acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association, or other business organization or division thereof or enter into any joint venture, partnership, limited liability company operating agreement or other similar business arrangement;

                           (XIII) without Acquisition's prior written consent, Audits will not, and will not permit the Subsidiaries to, enter into any contract or commitment containing obligations in excess of $100,000 or take any action which would have a material adverse effect on the cash flows of Audits; and

                           (XIV) Audits will promptly advise Acquisition in writing of any change in the financial condition, business or operations of Audits and the Subsidiaries, taken as a whole, and of any breach of its representations or warranties contained herein which could have a Material Adverse Effect and will promptly advise Acquisition in writing of all material order cancellations.

                  (C) STOCK OPTIONS. From the date hereof through the consummation of the Offer, Audits will not issue any stock options under the Option Plans or any other options, warrants, convertible securities or other capital stock, and (except as contemplated by Section 3.2 hereof) will not accelerate the vesting or otherwise modify the terms of any option outstanding under the Option Plans.

                  (D) NO OTHER NEGOTIATIONS. (i) Audits agrees (A) that neither it nor any of its Subsidiaries shall, and each of them shall direct and use their best efforts to cause their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Inducement Stockholders, Audits or any of Audits's Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of Audits and its Subsidiaries, taken as a whole (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal; (B) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (C) that it will notify Group Ltd. with reasonable promptness if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Audits or any of its Subsidiaries and disclose to Group Ltd. the material substance thereof; provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of Audits, as determined in good faith by a majority of the members thereof (after receipt of advice from outside legal counsel to the Board of Directors), Audits may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information (pursuant to a confidentiality agreement) to, any person who indicates a willingness to make a Superior Proposal. For purposes of this Agreement,"Superior Proposal" means a bona fide written proposal made by a third party to acquire Audits pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the Board of Directors of Audits determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to Audits and its stockholders than the Merger (and any revised proposal made by Group Ltd. or Acquisition) and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Audits.

         (ii) The Board of Directors of Audits shall neither (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Group Ltd. or Acquisition, the approval or recommendation by the Board of Directors of Audits of this Agreement or the Merger or (B) approve or recommend, or propose to approve or recommend, any Alternative Proposal; provided, however, that the Board of Directors of Audits, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof (after receipt of advice from outside legal counsel to the Board of Directors), may approve or recommend a Superior Proposal (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger).

                  (E) FINANCIAL STATEMENTS. Audits will deliver to Acquisition all regularly prepared unaudited financial statements of Audits or of any the Subsidiaries prepared after the date hereof in the format historically used internally, as soon as available.

                  (F) TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the transactions contemplated hereby or by the Inducement Agreement, the Audits Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of any Takeover Statute on any of such transactions.

                  SECTION 6.2       OTHER COVENANTS AND AGREEMENTS.

                  (A) COOPERATION OF ACQUISITION AND AUDITS. Acquisition and Audits will fully cooperate with each other in the preparation of the Proxy Statement.

                  (B) EFFORTS TO CONSUMMATE TRANSACTIONS. Acquisition, Group Ltd. and Audits will each use their best efforts to consummate the Offer and the Merger and to cause to be satisfied each of the conditions contained in Section
7.1 and each of the conditions contained in Section 7.2 and Annex I (to be satisfied by Audits) and Section 7.3 (to be satisfied by Acquisition).

                  (C) INDUCEMENT AGREEMENT. Immediately prior to the execution and delivery of this Agreement, the Inducement Stockholders executed and delivered the Inducement Agreement. Audits hereby represents and warrants that the Inducement Agreement has been authorized by the Board of Directors of Audits in the manner required by Section 203 of the DGCL.

                  (D) OTHER AGREEMENTS. Prior to consummation of the Offer, Messrs. Solomon Dutka, H. Arthur Bellows, Jr., Joel S. Klein, Alan J. Ritter and Carl Ravitch (collectively, the "Management Stockholders") will execute and deliver Amendments to their Employment Agreements in the form of EXHIBIT D hereto (the "Employment Amendments").

                  (E) COVENANT OF GROUP LTD.. Group Ltd. hereby covenants and agrees with Audits that Group Ltd. shall cause Acquisition to perform and comply with all of its covenants and agreements contained in this Agreement. After the date of the consummation of the Offer, Group Ltd. and Acquisition shall use all reasonable efforts to cause Audits to perform any of its obligations to be performed under this Agreement from such date until the Effective Time.

                  (F) ANTITRUST FILINGS. Audits and Group Ltd. shall use their best efforts to file as soon as practicable (i) notifications under the HSR Act,
(ii) the Mergers and Take-Overs (Control) Acts 1978 to 1996 of Ireland and (iii) any other applicable law or regulation in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") and the Minister for Enterprise, Trade and Employment of Ireland and any other applicable governmental bodies for additional information or documentation.

                  (G) INSURANCE AND INDEMNIFICATION. As of the Effective Time and for six years thereafter (or such later time as to which the statute of limitations shall have been extended by action of the Surviving Corporation), Group Ltd. shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Audits and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation the transactions contemplated by this Agreement) to the full extent permitted or required under Delaware law and by Article Twelfth of the Surviving Certificate of Incorporation and Article VII of the Surviving By-laws (which Article Twelfth and Article VII shall not be amended to adversely affect such indemnity for the six year period), including provisions relating to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law and the Surviving Certificate of Incorporation and the Surviving By-laws shall be made by independent counsel mutually selected by the Indemnified Party and the Surviving Corporation. At the Effective Time Group Ltd. shall cause the Surviving Corporation to purchase a non-cancellable extension of the existing directors' and officers' liability insurance of Audits covering parties who are currently covered by such policy for a period of five years after the Effective Time in respect of acts or omissions occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

                                   ARTICLE VII
                                MERGER CONDITIONS

                  SECTION 7.1 MUTUAL CONDITIONS. Neither Acquisition nor Audits shall be obligated to complete or cause to be completed the Merger unless at the Effective Time:

                  (A) STOCKHOLDER APPROVAL. Approval of this Agreement and consent to the Merger by the stockholders of Audits as may be required by law and by any applicable provisions of its Certificate of Incorporation or By-Laws shall have been obtained.

                  (B) ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or the Merger shall have been entered by any court or administrative body and shall then remain effective.

                  (C) CUTOFF DATE. The Merger shall in any event have been completed not later than April 30, 1999.

                  (D) REGULATORY APPROVALS. All applicable regulatory approvals necessary to consummation of the Merger (including, without limitation, expiration or early termination of the waiting period under the HSR Act) shall have been obtained.

                  SECTION 7.2 CONDITIONS TO OBLIGATIONS OF ACQUISITION. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of Acquisition of each of the following conditions:

                  (A) COMPLIANCE WITH REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All of the representations and warranties of Audits contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if they had been made at and as of such date (except for changes contemplated or permitted by this Agreement or otherwise approved in writing by Acquisition and Group Ltd.); Audits shall have complied with and performed in all material respects all of the covenants and agreements contained in this Agreement to be performed by it at or prior to the Effective Time; and on the date of the Effective Time, Acquisition shall have received from Audits a certificate dated that day, signed by the Chairman and by the Chief Financial Officer of Audits, certifying the foregoing. Until the Closing, Audits agrees to give Acquisition prompt written notice of any matter or matters which come to Audits's attention which would constitute a breach of the condition contained in this Section 7.2(a), together with reasonably complete details of such matter or matters. Notwithstanding the foregoing, no breach of any representation or warranty by Audits and no act or omission to act of

Audits, in each case which occurs after the consummation of the Offer shall excuse Acquisition and Group Ltd. from their obligations under this Agreement.

                  (B) DISSENTING STOCKHOLDERS. The holders of not more than 10% in the aggregate of the outstanding Audits Shares shall have filed with Audits notices of election to dissent pursuant to Section 262 of the DGCL. If such holders of more than 10% of the outstanding Audits shares have filed such notices, Acquisition shall have the right to (i) waive this condition and close,
(ii) terminate this Agreement, or (iii) adjourn the Closing to any date not later than the cutoff date referred to in Section 7.1(c) hereof to determine whether such per centage is reduced to 10% or less by holders who abandon or lose their right to appraisal pursuant to the procedures of said Section 262. At such time as such percentage is thus reduced to 10% or less, this condition shall be deemed satisfied.

                  (C) NO MATERIAL ADVERSE CHANGE. Except as otherwise set forth herein or in the Disclosure Schedules, since September 30, 1998, no event shall have occurred, and no condition shall exist, which has a Material Adverse Effect.

                  SECTION 7.3 CONDITIONS TO OBLIGATIONS OF AUDITS. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of Audits of each of the following conditions:

                  (A) COMPLIANCE WITH REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All of the representations and warranties of Acquisition and Group Ltd. contained in this Agreement shall be true and correct at and as of the Effective Time with the same force and effect as if they had been made at and as of such date (except for changes contemplated or permitted by this Agreement or otherwise approved in writing by Audits); Acquisition and Group Ltd. shall have performed all of the covenants and agreements contained in this Agreement to be performed by them at or prior to the Effective Time; and on date of the Effective Time, Audits shall have received from Acquisition and Group Ltd. a certificate dated that day, signed by the President of Acquisition and by a Director of Group Ltd., certifying the foregoing.

                  (B) ADEQUACY OF FUNDS. Simultaneously with the consummation of the transactions contemplated hereby, Acquisition shall have caused to be deposited with the Paying Agent funds in an amount sufficient to permit consummation of the Merger in accordance with the terms hereof and Audits shall have received evidence reasonably satisfactory to it and its counsel that such funds have been received by the Paying Agent.

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

                                  ARTICLE VIII
                                   TERMINATION

                  SECTION 8.1 TERMINATION. This Agreement may be terminated and canceled, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned, notwithstanding shareholder authorization, at any time prior to the Effective Time (a) by mutual consent of Acquisition and Audits, (b) by any party not in material breach hereof, in the event that any of the conditions specified in Section 7.1 shall not have been satisfied within the time contemplated by this Agreement, (c) by Acquisition if not in material breach hereof, if any of the conditions specified in Section 7.2 shall not have been satisfied within the time contemplated by this Agreement, (d) by Audits, if not in material breach hereof, if any of the conditions specified in Section 7.3 shall not have been satisfied within the time contemplated by this Agreement,
(e) by Acquisition if the Offer shall have expired or been terminated without any Audits Shares being purchased thereunder by Acquisition and its affiliates as a result of the occurrence of any of the events set forth in Annex I, and (f) by Acquisition if the Board of Directors of Audits shall have modified in any material respect or withdrawn its approval of this Agreement or the Merger as permitted by Section 6.1(d)(ii).

                  Any party intending to terminate this Agreement pursuant to clause (b), (c) or (d) hereof shall give notice of intention to terminate to the other parties, specifying the breach of condition giving rise thereto, which termination shall become effective (i) upon receipt thereof if the condition shall then be impossible of performance, or (ii) on the tenth day after receipt thereof if the breach is susceptible of cure and the condition is not satisfied within such period.

                  If Acquisition intends to terminate this Agreement pursuant to clause (e) or (f) hereof, Acquisition shall give notice of such intention to terminate to Audits, specifying the event giving rise thereto, which termination shall become effective upon receipt thereof.

                  SECTION 8.2 EFFECT OF TERMINATION. (A) If this Agreement is terminated pursuant to Section 8.1, this Agreement, except as to the second sentence of Section 6.1(b)(iv), shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or shareholders; provided, however, that in the event that Acquisition shall have terminated this Agreement pursuant to Section 8.1(f) or pursuant to Section 8.1(e) in circumstances where the failure of any condition set forth in Annex I resulted from a willful and intentional breach by Audits of any provision of this Agreement, then Audits shall, concurrently with such termination, pay Acquisition a fee of $1,250,000, which amount shall be payable by wire transfer of same day funds, and shall promptly reimburse Acquisition for all substantiated out-of-pocket costs and expenses incurred by Acquisition and its affiliates in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants and attorneys, up to an aggregate amount of $500,000. Audits acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Group Ltd. and Acquisition would not enter into this Agreement;

accordingly, if Audits fails to promptly pay the amount due pursuant to this
Section 8.2, and, in order to obtain such payment, Group Ltd. or Acquisition commences a suit which results in a judgment against Audits for the fee and expenses set forth in this Section 8.2, Audits shall pay Group Ltd. its costs and expenses (including attorneys' fees and disbursements) in connection with such suit.

                  (B) In the event of a termination pursuant to Section 8.1(b),
(c) or (d), nothing herein shall prejudice the ability of the non-breaching party from seeking and recovering damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and disbursements and the right to pursue any remedy at law or in equity.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  SECTION 9.1 EXTENSION OF TIME; WAIVERS. At any time prior to the Effective Time:

                  (A) BY ACQUISITION. Acquisition and Group Ltd. may (i) extend the time for the performance of any of the obligations or other acts of Audits,
(ii) waive any inaccuracies in the representations and warranties of Audits contained herein or in any document delivered pur suant hereto by Audits and
(iii) waive compliance with any of the agreements or conditions contained herein to be performed by Audits, except those which are required by applicable law, rules or regulations to be performed. Any agreement on the part of Acquisition and Group Ltd. to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Acquisition and Group Ltd..

                  (B) BY AUDITS. Audits may (i) extend the time for the performance of any of the obligations or other acts of Acquisition and Group Ltd., (ii) waive any inaccuracies in the representations and warranties of Acquisition and Group Ltd. contained herein or in any document delivered pursuant hereto by Acquisition and Group Ltd. and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by Acquisition and Group Ltd., except those which are required by applicable law, rules or regulations to be performed. Any agreement on the part of Audits to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Audits.

                  SECTION 9.2 COSTS AND EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

                  SECTION 9.3 AMENDMENTS. This Agreement may be amended with the approval of Acquisition and Audits at any time before or after approval thereof by the stockholders of Audits, but after any such stockholder approval, no amendment shall be made which reduces the amount or changes the form of the consideration distributable to the stockholders of Audits without the further approval of the Independent Directors and the stockholders of Audits. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 9.4 ASSIGNABILITY. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties. Without limiting the generality of the foregoing, prior to the sixth anniversary of the Effective Time, the Surviving Corporation shall not, and Group Ltd. will not permit the Surviving Corporation to, merge, consolidate or combine with, or transfer substantially all of its assets to, any other person unless such person expressly assumes the insurance and indemnification obligations set forth in
Section 6.2(g) hereof, in Article Twelfth of the Surviving Certificate of Incorporation and in Article VII of the Surviving By-Laws.

                  SECTION 9.5 NOTICES. Any notice to a party hereto pursuant to this Agreement shall be in writing, shall be deemed given when received, and shall be delivered personally or sent by certified or registered mail or by telecopier addressed as follows:

                  To Acquisition or Group Ltd.:

                           United Information Group Limited
                           Ludgate House
                           245 Blackfriars Road
                           London SE1 9UY
                           England
                           Attention: Mr. Jim Rose
                           Telecopier No.: 011-44-171-579-4485

                  with a copy to:

                           United Information Group, Inc.
                           2 World Trade Center, Suite 5550
                           New York, New York 10048
                           Attention: Anne W. Gurnsey, Esq.
                           Telecopier No.:212-306-0882

                  and a copy to:

                           Carter, Ledyard & Milburn
                           2 Wall Street
                           New York, New York  10005
                           Attention: James E. Abbott, Esq.
                           Telecopier No.: 212-732-3232

                  To Audits:

                           Audits & Surveys Worldwide, Inc.
                           The Audits & Surveys Building
                           650 Avenue of the Americas
                           New York, New York 10011
                           Attention: Mr. Sol Dutka
                           Telecopier No.: 212-243-5748

                  with a copy to:

                           Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                           New York, New York 10036
                           Attention: Michael J. Shef, Esq.
                           Telecopier No.: 212-704-6288

                  SECTION 9.6 ENTIRE AGREEMENT; LAW GOVERNING. This Agreement together with all other agreements contemplated hereby (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the confidentiality agreement dated as of June 5, 1998 between Audits and United Information Group Limited (formerly called NOP Information Group Limited), as amended by a letter agreement dated October 10, 1998, which confidentiality agreement shall continue in full force and effect until the Closing, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument, and (c) except as otherwise stated in any other agreement, shall be governed in all respects, including validity, interpretation and effect, by the internal substantive laws of the State of New York without regard to the conflict of law principles thereof.

                  SECTION 9.7 PUBLICITY AND DISCLOSURES. Promptly after the execution and delivery of this Agreement the parties shall issue a joint press release in the form of EXHIBIT E hereto. No other press releases or public disclosures of the transactions contemplated by this Agreement, either oral or written, shall be made without the prior written consent of all the parties hereto, provided, however, that no such consent shall be unreasonably withheld or delayed and provided further that no such consent shall be required if (a) in the opinion of counsel for the party proposing to make such press release or public disclosure, such press release and/or public disclosure is required by applicable law, rules or regulations or by stock exchange requirement, and (b) time does not permit the obtaining of approval by the other parties.

                  SECTION 9.8 HEADINGS. The headings and captions of the sections and subsections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

                  SECTION 9.9 SURVIVAL. The representations and warranties contained in Article V hereof shall not survive the Closing.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                            UNITED INFORMATION ACQUISITION CORP.


                                            By: /s/ Richard M. Block
                                               ---------------------------------

                                            UNITED NEWS & MEDIA GROUP LIMITED


                                            By: /s/ Charles Stern
                                               ---------------------------------

                                            AUDITS & SURVEYS WORLDWIDE, INC.


                                            By: /s/ H. Arthur Bellows, Jr.
                                               ---------------------------------

                                     ANNEX I

         Notwithstanding any other provision of this Agreement, Acquisition shall not be required to accept for payment or pay for any Audits Shares tendered, and may terminate or amend the Offer (subject to the provisions of this Agreement) and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) of the Exchange Act, any Audits Shares tendered, (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Audits Shares which represents on a fully diluted basis (including for purposes of such calculation all Audits Shares issuable upon exercise of all vested stock options and warrants and conversion of convertible securities or other rights to purchase or acquire shares) at least 51% of the number of Audits Shares then outstanding (the "Minimum Condition") and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer and any required approval of the competition authority of the Republic of Ireland shall have been obtained or (B) if at any time after the date of this Agreement and before the time of payment for any such Audits Shares (whether or not any Audits Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following conditions exists:

                  (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action or proceeding shall have been promulgated, enacted, taken, initiated or instituted by a government or a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) seeks to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger, (ii) seeks to prohibit or restrict the ownership or operation by Acquisition (or any of its affiliates or subsidiaries) of any material portion of Audits's business or assets, or seeks to compel Acquisition (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of Audits's business or assets, (iii) seeks to impose material limitations on the ability of Acquisition effectively to acquire or to hold or to exercise full rights of ownership of the Audits Shares, including, without limitation, the right to vote the Audits Shares purchased by Acquisition on all matters properly presented to the stockholders of Audits, or (iv) seeks to impose any material limitations on the ability of Acquisition or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of Audits; or

                  (b) this Agreement shall have been terminated by Audits, Acquisition or Group Ltd. in accordance with its terms; or

                  (c) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or Governmental Authority of the United States on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

                  (d) (i) the Board of Directors or any committee thereof shall have withdrawn, materially modified or changed in a manner adverse to Group Ltd. or Acquisition the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Transaction or any other acquisition of Audits Shares other than the Offer or the Merger, or (ii) the Board of Directors or any committee thereof shall have resolved to do any of the foregoing; or

                  (e) the representations and warranties of Audits shall not be true and correct as of the date of this Agreement or as of the expiration of the Offer except for (i) changes specifically contemplated by this Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except in where failure to be so true and correct would not (in the aggregate for all representations and warranties of Audits) have a Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions or as to the performance by Audits of its obligations under this Agreement, which in each such case shall be true and correct as written); or

                  (f) Audits shall have failed to perform any obligation or to comply with any agreement or covenant of Audits to be performed or complied with by it under this Agreement unless all such failures together in their entirety, would not, individually or in the aggregate, have a Material Adverse Effect; or

                  (g) Audits shall not have delivered to Group Ltd. binding agreements signed by the holders of Options representing all of the Audits Shares issuable upon exercise of all of the outstanding Options (whether or not exercisable) which are vested or unvested under Audits's 1994 Stock Option Plan or vested under Audits's 1997 Stock Option Plan, agreeing to the cancellation of the Options of such holders on the terms described in Section 3.2 of this Agreement (it being understood that Audits additionally shall use reasonable efforts to obtain acknowledgments from the holders of unvested Options under Audits's 1997 Stock Option Plan that such Options shall become null as of the Effective Time by the terms of such Plan);

                  (h) the Employment Amendments shall not have been executed and delivered by the parties thereto;

                  (i) there shall since September 30, 1998 have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a Material Adverse Effect (other than as set forth in the Audits SEC Reports filed with the SEC prior to the date hereof or in Part F or elsewhere of the Disclosure Schedule); or

                  (j) Acquisition and Audits shall have agreed that Acquisition shall amend the Offer to terminate the Offer or postpone the payment for Audits Shares pursuant thereto.

         The foregoing conditions are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances giving rise to any such condition or may be waived by Acquisition in whole or in part at any time and from time to time in its sole discretion, subject in each case to the terms of the Merger Agreement. The failure by Acquisition at any time to execute any of the foregoing rights shall not be deemed a waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.